UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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COCA-COLA ENTERPRISES, INC.

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On May 17, 2016, Coca-Cola Enterprises, Inc. (“CCE”) filed the following letter on its website and commenced distributing it to certain shareholders. Terms not defined in the letter have the meaning set forth in the Proxy Statement of CCE dated April 11, 2016.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

May 17, 2016

Dear shareholders of Coca-Cola Enterprises, Inc.,

You should now have received proxy materials for our upcoming special shareholders meeting on Tuesday May 24, 2016 to approve the proposed Merger and related proposals.

We have learned that certain proxy advisory services reports contain conflicting advice on Proposal 2 (Approval of Extended Terms for Orange’s Initial Independent Directors and Chairman) and we want to address that matter with you directly.

The report issued by Glass, Lewis & Co. (GLL) recommends a vote in favor of all proposals.

The report generated by Institutions Shareholder Services (ISS) recommends shareholders vote in favor of Proposal 1 (Adoption of the Merger), but against Proposal 2 (Approval of Extended Terms for Orange’s Initial Independent Directors and Chairman).

The Merger will not be consummated unless BOTH Proposal 1 and Proposal 2 are approved by at least a majority of all of the outstanding shares of CCE common stock as of the Record Date for the special meeting. Therefore a vote “AGAINST” Proposal 2 will have the same effect as a vote “AGAINST” Proposal 1.

Both proxy advisory services are in clear agreement with the CCE Board that the proposed Merger should be consummated, as they both recommend voting in favor of Proposal 1. However with regard to Proposal 2, ISS asserts its general view that empirical evidence suggests that a staggered board is not in shareholders’ best interest as it is a frequent deterrent to a shareholder waging a proxy contest. The CCE Board continues to believe that, since the resultant shareholder base will be comprised of only approximately 48% public shareholders, with the rest of the share ownership held by two shareholders with approximately 34% and 18%, respectively, the benefits of the agreed corporate governance structure are a key protection for the CCE shareholders who will be the initial public shareholders of Orange. Any empirical evidence regarding the potential impact of a classified board on future proxy contests is not relevant to this situation.

In negotiating for and supporting Proposal 2, the focus of the CCE Board and the CCE Board’s Franchise Relationship Committee was on protecting the rights of current CCE Shareholders and on ensuring that Orange is well-positioned to maximize its ability to recognize potential merger-related synergies and efficiencies.

In recommending a vote in favor of Proposal 2, GLL analyzed the potential for entrenchment but recognized the importance of having board continuity, particularly during the post-merger integration period when the combined company will likely be focused on trying to realize potential merger-related synergies and efficiencies. As recognized by both ISS and GLL in recommending a vote in favor of Proposal 1, the expected synergies are an important factor weighing in favor of the transaction. The CCE Board believes that the governance structure embodies the continuing independent board leadership and management necessary to guide the integration of the three companies and to enable the CCE Shareholders to benefit from that expected value creation.

The CCE Board and the CCE Board’s Franchise Relationship Committee believe the corporate governance structure agreed to is in the best interest of CCE shareholders. As disclosed in the background section of the Proxy, the CCE Board and the CCE Board’s Franchise Relationship Committee had many discussions about how best to ensure the public shareholders continue to have a voice in electing directors in light of the share ownership structure following the Merger. The agreed corporate governance structure is an important feature of the transaction successfully negotiated by CCE to be a condition to the closing of the Merger. BOTH Proposal 1 and Proposal 2 must receive votes in favor from at least a majority of all of the outstanding shares of CCE Common Stock as of the Record Date to satisfy the conditions to consummation of the transaction.

Proposal 2 embodies the board structure negotiated as part of the overall governance model and is an integral part of achieving the benefits of the transaction. The initial terms for the Initial INEDs and the initial Chief Executive Officer enable former board members of CCE (all of whom were recently re-elected at our annual general meeting) and its Chief Executive Officer to continue to have significant influence over the strategic direction and operation of Orange during the transition and integration period following the Completion. The extended term for the initial Chairman, who is an appointee of Olive HoldCo, was agreed to by CCE and Red in recognition of Olive HoldCo’s significant ownership percentage in Orange after the Completion and because of the initial Chairman’s significant experience and knowledge in the beverage industry gained in her capacity as Executive Chairwoman of Olive.

In light of the foregoing, the CCE Board believes that the governance arrangements agreed to with respect to Orange will facilitate continuity of management and effective and timely integration of the constituent companies’ operations, and that the arrangements are reasonably and fairly structured to provide meaningful protections for the current CCE Shareholders who become public shareholders of Orange.

Because the CCE Board believes consummation of the transaction is in the best interest of CCE Shareholders, the CCE Board unanimously recommends a vote in favor of BOTH Proposal 1 and Proposal 2.

Proposal 1 and Proposal 2 must BOTH be approved by the CCE Shareholders for the conditions to the Merger to be satisfied. If the holders of a majority of all of the outstanding shares of CCE Common Stock entitled to vote at the special meeting do not affirmatively vote in favor of BOTH of Proposal 1 and Proposal 2, the conditions to the Merger will not be satisfied, and the closing of the Merger will not occur. Therefore, a vote “AGAINST” Proposal 2 will have the same effect as a vote “AGAINST” Proposal 1.